As filed with the Securities and Exchange Commission on February 20, 1996

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:             Valley Forge Life Insurance Company Variable Annuity
                           Separate Account

B.       Address of Principal Business Office (No. & Street, City, State,
         Zip Code):

                           CNA Plaza, 43 South
                           Chicago, Illinois  60685

C.       Telephone Number (including area code):

                           (312) 822-6597

D.       Name and address of agent for service of process:

                           Corporate Secretary
                           Continental Assurance Company
                           CNA Plaza, 43 South
                           Chicago, Illinois  60685

                           Copy to:

                           Stephen E. Roth, Esq.
                           Sutherland, Asbill & Brennan
                           1275 Pennsylvania Avenue, N.W.
                           Washington, DC  20004-2404

E.       Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes |X|                   No |_|

                  Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Chicago, State of Illinois this 20th day of February, 1996.

                               By: Valley Forge Life Insurance
(SEAL)                             Company Variable Annuity Separate Account
                                   ___________________________________________
                                   (Name of Registrant)



                                  By: Valley Forge Life Insurance Company
                                  ____________________________________________
                                  (Name of Depositor)

ATTEST:

 S/DONALD M. LOWRY                By: S/PETER E. JOKIEL
_________________________________    _________________________________________
(Name)
Donald M. Lowry                      Peter E. Jokiel

Senior Vice President, Secretary     Senior Vice President,
and General Counsel                  Chief Financial Officer, Director
_________________________________    _________________________________________
(Title)                              (Title)